Exhibit Number 99.1

Investor Contact:	W. Larry Cash
Executive Vice President and Chief Financial Officer
(615) 373-9600

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES

THIRD QUARTER 2004 RESULTS WITH NET OPERATING REVENUES UP 18.4%,

INCOME FROM CONTINUING OPERATIONS PER SHARE (DILUTED) UP 19.4% AND

NET INCOME PER SHARE (DILUTED) UP 3.2%

BRENTWOOD, Tenn. (October 26, 2004) — Community Health Systems, Inc. (NYSE: CYH) today announced financial and operating results for the third quarter ended September 30, 2004.

Net operating revenues for the third quarter ended September 30, 2004, totaled $844.0 million, an 18.4% increase compared with $712.7 million for the same period last year.  Income from continuing operations increased 19.1% to $37.6 million, or $0.37 per share (diluted), on 107.9 million weighted average shares outstanding for the quarter ended September 30, 2004, compared with $31.6 million, or $0.31 per share (diluted), on 108.1 million weighted average shares outstanding for the same period last year.  Income from continuing operations for the third quarter ended September 30, 2004, was reduced by approximately $0.8 million after taxes, or $0.01 per share (diluted), as a result of approximately $400,000 in expenses incurred in connection with the registration and offering of common stock of certain of the Company’s selling stockholders, and an approximate $788,000 loss from early extinguishment of debt related to the refinancing of the Company’s credit agreement.  Third quarter results also included an estimated after tax loss of approximately $1.5 million, or $0.01 per share (diluted), as a result of a series of hurricanes which negatively impacted the volumes and operating results of selected hospitals located in Florida and the Gulf Shores Alabama region.  Net income increased 1.1% to $32.0 million, or $0.32 per share (diluted), compared with $31.7 million, or $0.31 per share (diluted), for the same period last year.  Discontinued operations consists of an after-tax loss of approximately $5.6 million, or $0.05 per share (diluted), related to the sale of two hospitals and an impairment write-down related to the designation of a third hospital as being held for sale.  Refer to pages 3 and 4 for “Financial Highlights.”

Adjusted EBITDA for the third quarter of 2004 was $121.0 million, compared with $107.3 million for the same period last year, representing a 12.8% increase.  Adjusted EBITDA is EBITDA adjusted to exclude loss from early extinguishment of debt and minority interest in earnings but includes expenses incurred in connection with the registration and offering of common stock.  The Company uses adjusted EBITDA as a measure of liquidity.  Net cash provided by operating activities for the third quarter of 2004 was $57.2 million, compared with $47.1 million for the same period last year, an increase of 21.5%.

The consolidated financial results for the third quarter ended September 30, 2004, reflect a 9.3% increase in total admissions compared with the third quarter of 2003.  This increase is attributable to hospitals that have been acquired by the Company. On a same-store basis, admissions decreased 1.7%, adjusted admissions increased 1.0% and net operating revenues increased 6.1% compared with the same period last year.

- MORE -

Net operating revenues for the nine months ended September 30, 2004, totaled $2.5 billion, compared with $2.0 billion for the same period last year, a 22.4% increase, again demonstrating the Company’s successful integration of acquisitions over the last several years.  Income from continuing operations increased 22.3% to $117.6 million or $1.14 per share (diluted), on 108.7 million weighted averages shares outstanding for the nine months ended September 30, 2004, compared with $96.1 million, or $0.95 per share (diluted) on 108.0 million weighted average shares outstanding, for the same period last year.  Net income increased 16.0% to $111.2 million, or $1.08 per share (diluted), for the nine months ended September 30, 2004, compared with $95.8 million, or $0.95 per share (diluted) for the same period last year.

Adjusted EBITDA for the nine months ended September 30, 2004, was $367.1 million, compared with $315.4 million for the same period last year, a 16.4% increase.  Net cash provided by operating activities for the nine months ended September 30, 2004, was $263.2 million, compared with $198.4 million for the same period last year, an increase of 32.7%.

The consolidated financial results for the nine months ended September 30, 2004, reflect a 15.5% increase in total admissions compared with the same period last year.  On a same-store basis, admissions increased 1.1%, adjusted admissions increased 2.2%, and net operating revenues increased 7.1%, compared with the same period last year.

“We are pleased with Community Health Systems’ continued strong performance for the third quarter of 2004,” commented Wayne T. Smith, chairman, president and chief executive officer of Community Health Systems, Inc.  “While our volumes were affected by disruptions from the severe hurricane activity in Florida and the Gulf Coast of Alabama in August and September, we still delivered another quarter of solid top line growth.  Our ability to consistently meet our financial and operating objectives reflects the strength of our business model and solid execution by our management team.”

During the third quarter of 2004, Community Health Systems, Inc. completed two acquisitions of community hospitals.  On July 1, 2004, the Company acquired Galesburg Cottage Hospital (170 beds) in Galesburg, Illinois, and completed the acquisition of Phoenixville Hospital (143 beds) in Phoenixville, Pennsylvania, on August 1, 2004.

“Our operating strategy and commitment to enhancing the quality of health care in more communities have produced very favorable results for all of our stakeholders,” added Smith.  “As we expand our coverage into new markets, recruit top physicians and add new services, we improve the financial and operating performance of the local hospitals and benefit the residents of the communities they serve.  We are proud of our growing reputation as the acquirer of choice and we will continue to identify community hospitals that meet our acquisition criteria.  We remain confident that 2004 will be another successful year for Community Health Systems.”

As previously announced, on September 21, 2004, partnerships affiliated with Forstmann Little & Co. sold approximately 23.1 million shares of Community Health Systems, Inc. common stock in a registered offering to Citigroup Global Markets, Inc.  Subsequently, 12 million of these shares were purchased and retired by the Company.  As a result of this offering, these Forstmann Little & Co. partnerships no longer own any common stock of the Company.

“We are pleased to have completed an orderly transition of ownership of the stock held by the Forstmann Little & Co.  partnerships.  We believe that this transaction eliminates the overhang that had existed as a result of having a large percentage of the Company’s shares held by one owner,” added Smith.

Included in the Company’s Form 8-K filed on October 26, 2004, is a table setting forth selected information concerning the updated projected consolidated operating results of the Company for the years ending December 31, 2004 and 2005.  The revision to the Company’s previous guidance provided on July 21, 2004, relates primarily to the reclassification of three hospitals to discontinued operations for the full year of 2004.  These three hospitals account for 173 of the Company’s licensed beds and approximately 1.0% of net revenue with an estimated low-single digit EBITDA margin.

Located in the Nashville, Tennessee suburb of Brentwood, Community Health Systems, Inc. is a leading operator of general acute care hospitals in non-urban communities throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 71 hospitals in 22 states.  Its hospitals offer a broad range of inpatient medical and surgical services, outpatient treatment and skilled nursing care.  Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH”.

Community Health Systems, Inc. will hold a conference call to discuss this press release on Wednesday, October 27, 2004, at 11:00 a.m. Central, 12:00 p.m. Eastern.  Investors will have the opportunity to listen to a live Internet broadcast of the conference call by clicking on the Investor Relations link of the Company’s website at www.chs.net, or at www.fulldisclosures.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call and continue through  November 27, 2004.  A copy of the Company’s Form 8-K (including this press release) and conference call slide show will also be available on the Company’s website at www.chs.net.

Statements contained in this news release regarding expected operating results, acquisition transactions and other events are forward-looking statements that involve risk and uncertainties.  Actual future events or results may differ materially from these statements.  Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-117697), Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.

COMMUNITY HEALTH SYSTEMS, INC.

Financial Highlights

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2004		2003 (a)		2004 (a)		2003 (a)

Net operating revenues	$844,034		$712,697		$2,460,968		$2,010,922
Adjusted EBITDA (b)	$121,017	(c)	$107,298		$367,148	(c)	$315,385
Income from continuing operations	$37,649	(d)	$31,601		$117,579	(d)	$96,126
Net income	$32,039		$31,683		$111,204		$95,838
Income from continuing operations per share-basic	$0.39		$0.32		$1.20		$0.98
Income from continuing operations per share-diluted	$0.37	(d)	$0.31		$1.14	(d)	$0.95
Net income per share - basic	$0.33		$0.32		$1.13		$0.97
Net income per share - diluted	$0.32		$0.31		$1.08		$0.95
Weighted average number of shares outstanding - basic	97,795		98,410		98,430		98,438
Weighted average number of shares outstanding - diluted	107,870	(e)	108,123	(e)	108,666	(e)	107,980	(e)

Net cash provided by operating activities	$57,189		$47,065		$263,174		$198,356

(a)                                  Pursuant to FASB No. 144, the Company has restated its prior period financial statements and statistical results to reflect the reclassification as discontinued operations the sale of two hospitals and the designation of a third hospital as being held for sale.

(b)                                 EBITDA consists of income before interest, income taxes, and depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted to exclude loss from early extinguishment of debt and minority interest in earnings.  We have from time to time sold minority interests in certain of our subsidiaries or acquired subsidiaries with existing minority interest ownership positions.  We believe that it is useful to present adjusted EBITDA because it excludes the portion of EBITDA attributable to these third party interests and clarifies for investors our Company’s portion of EBITDA generated by our operations.  We use adjusted EBITDA as a measure of liquidity.  We have included this measure because we believe it provides investors with additional information about our ability to incur and service debt and make capital expenditures.  Adjusted EBITDA is the key component in the determination of our compliance with some of the covenants under our senior secured credit facility, as well as to determine the interest rate and commitment fee payable under the senior secured credit facility.

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles.  It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.  The items excluded from adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity.  Our calculation of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles adjusted EBITDA, as defined, to our net cash provided by operating activities as derived directly from our consolidated financial statements for the three months and nine months ended September 30, 2004 and 2003 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Adjusted EBITDA	$121,017	$107,298	$367,148	$315,385
Interest expense, net	(19,159)	(18,393)	(56,269)	(51,926)
Provision for income taxes	(24,029)	(21,073)	(76,344)	(64,090)
(Loss) Income from operations of hospitals sold or held for sale	(1,965)	82	(2,730)	(288)
Depreciation and amortization of discontinued operations	307	797	1,696	2,434
Other non-cash expenses, net	1,023	16	934	142
Net changes in operating assets and liabilities, net of effects of acquisitions	(20,005)	(21,662)	28,739	(3,301)
Net cash provided by operating activities	$57,189	$47,065	$263,174	$198,356

(c)                                  Includes approximately $400,000 of expenses incurred in connection with the registration and offering of common stock and the repurchase of common stock by us.

(d)                                 Income from continuing operations for the quarter ended September 30, 2004, was reduced by approximately $0.8 million or $0.01 per share (diluted) after taxes as a result of approximately $400,000 in expenses incurred in connection with the registration and offering of common stock and the repurchase of common stock by us, and an approximate $788,000 loss from early extinguishment of debt related to the refinancing of our credit agreement.  Third quarter income from continuing operations also included an after tax loss of approximately $1.5 million or $0.01 per share (diluted) as a result of the series of hurricanes.

(e)                                  Adjusted to include assumed exercise of employee stock options and assumed conversion of convertible notes.  Since the income per share impact of the conversion of the convertible notes is less than the basic income per share for both periods presented, the convertible notes are dilutive and accordingly must be included in the fully diluted calculation (after tax interest savings of $2.2 million per quarter and 8.6 million shares added to the calculation of fully diluted earnings per share).

COMMUNITY HEALTH SYSTEMS, INC.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Net operating revenues	$844,034	$712,697	$2,460,968	$2,010,922

Operating expenses:
Salaries and benefits	338,442	284,061	987,552	807,687
Provision for bad debts	88,401	69,563	253,817	192,096
Supplies	103,839	83,174	297,771	234,270
Other operating expenses	192,335	168,601	554,680	461,484
Depreciation and amortization	39,312	35,580	115,080	101,540
Minority interests in earnings	80	651	1,088	1,703
Total expenses	762,409	641,630	2,209,988	1,798,780

Income from operations	81,625	71,067	250,980	212,142
Interest expense, net	19,159	18,393	56,269	51,926
Loss from early extinguishment of debt	788	—	788	—
Income from continuing operations before income taxes	61,678	52,674	193,923	160,216
Provision for income taxes	24,029	21,073	76,344	64,090
Income from continuing operations	37,649	31,601	117,579	96,126
Discontinued operations, net of taxes: (Loss) Income from operations of hospitals sold or held for sale	(1,965)	82	(2,730)	(288)
Net loss on sale of hospitals	(2,020)	—	(2,020)	—
Impairment of long-lived assets of hospital held for sale	(1,625)	—	(1,625)	—
(Loss) Income on discontinued operations	(5,610)	82	(6,375)	(288)
Net income	$32,039	$31,683	$111,204	$95,838
Income from continuing operations per share-basic	$0.39	$0.32	$1.20	$0.98
Income from continuing operations per share-diluted	$0.37	$0.31	$1.14	$0.95
Net income per share - basic	$0.33	$0.32	$1.13	$0.97
Net income per share - diluted	$0.32	$0.31	$1.08	$0.95
Weighted average number of shares outstanding:
Basic	97,795	98,410	98,430	98,438
Diluted	107,870	108,123	108,666	107,980
Net income per share calculation:
Net income	$32,039	$31,683	$111,204	$95,838
Add - Convertible notes interest, net of taxes	2,189	2,189	6,567	6,567
Adjusted net income	$34,228	$33,872	$117,771	$102,405
Weighted average number of shares outstanding - basic	97,795	98,410	98,430	98,438
Add effect of dilutive securities:
Unvested common shares	23	93	23	98
Employee stock options	1,470	1,038	1,631	862
Convertible notes	8,582	8,582	8,582	8,582
Weighted average number of shares outstanding - diluted	107,870	108,123	108,666	107,980

COMMUNITY HEALTH SYSTEMS, INC.

Selected Operating Data

(Unaudited)

($ in thousands)

	For the Three Months Ended September 30,
	Consolidated			Same-Store
	2004	2003	%Change	2004	2003	%Change
Number of hospitals	71	69		68	68
Licensed beds	7,971	7,408		7,332	7,345
Beds in service	6,440	5,748		5,822	5,709
Admissions	69,208	63,297	9.3%	61,643	62,732	-1.7%
Adjusted admissions	131,301	117,895	11.4%	118,051	116,873	1.0%
Patient days	277,216	245,937	12.7%	242,306	244,388	-0.9%
Average length of stay (days)	4.0	3.9		3.9	3.9
Occupancy rate (average beds in service)	47.2%	47.4%		46.0%	47.4%
Net operating revenues	$844,034	$712,697	18.4%	$752,096	$709,053	6.1%
Net inpatient revenue as a % of total net operating revenues	49.6%	50.2%		49.0%	50.1%
Net outpatient revenue as a % of total net operating revenues	49.1%	48.6%		49.9%	48.6%
Income from operations	$81,625	$71,067	14.9%	$77,412	$71,132	8.8%
Income from operations as a % of net operating revenues	9.7%	10.0%		10.3%	10.0%
Depreciation and amortization	$39,312	$35,580		$36,165	$35,373
Minority interest in earnings	$80	$651		$80	$651
Liquidity Data:
Adjusted EBITDA	$121,017	$107,298	12.8%
Adjusted EBITDA as a % of net operating revenues	14.3%	15.1%
Net cash provided by operating activities	$57,189	$47,065
Net cash provided by operating activities as a % of net operating revenue	6.8%	6.6%

Continuing operating results and statistical data exclude discontinued operations for all periods presented.

Certain 2003 operating data has been adjusted for minor reclassification/corrections.

	For the Nine Months Ended September 30,
	Consolidated			Same-Store
	2004	2003	% Change	2004	2003	% Change
Number of hospitals	71	69		68	68
Licensed beds	7,971	7,408		7,332	7,345
Beds in service	6,440	5,748		5,822	5,709
Admissions	208,972	180,866	15.5%	181,865	179,847	1.1%
Adjusted admissions	387,042	332,149	16.5%	337,717	330,331	2.2%
Patient days	849,732	704,927	20.5%	721,868	701,683	2.9%
Average length of stay (days)	4.1	3.9		4.0	3.9
Occupancy rate (average beds in service)	50.3%	48.0%		48.6%	48.1%
Net operating revenues	$2,460,968	$2,010,922	22.4%	$2,141,891	$2,000,080	7.1%
Net inpatient revenue as a % of total net operating revenues	50.4%	51.1%		50.2%	51.1%
Net outpatient revenue as a % of total net operating revenues	48.2%	47.6%		48.7%	47.7%
Income from operations	$250,980	$212,142	18.3%	$233,722	$212,095	10.2%
Income from operations as a % of net operating revenues	10.2%	10.5%		10.9%	10.6%
Depreciation and amortization	$115,080	$101,540		$102,570	$100,927
Minority interest in earnings	$1,088	$1,703		$1,088	$1,703
Liquidity Data:
Adjusted EBITDA	$367,148	$315,385	16.4%
Adjusted EBITDA as a % of net operating revenues	14.9%	15.7%
Net cash provided by operating activities	$263,174	$198,356
Net cash provided by operating activities as a % of net operating revenue	10.7%	9.9%

Continuing operating results and statistical data exclude discontinued operations for all periods presented.

Certain 2003 operating data has been adjusted for minor reclassification/corrections.

COMMUNITY HEALTH SYSTEMS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$19,952	$16,331
Patient accounts receivable, net	577,910	559,097
Other current assets	140,324	120,652
Total current assets	738,186	696,080

Property and equipment	1,890,735	1,772,461
Less accumulated depreciation and amortization	(411,988)	(377,116)
Property and equipment, net	1,478,747	1,395,345
Goodwill, net	1,213,479	1,155,797
Other assets, net	104,283	102,989

Total assets	$3,534,695	$3,350,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$20,687	$29,677
Accounts payable and accrued liabilities	398,919	368,387
Total current liabilities	419,606	398,064

Long-term debt	1,760,518	1,444,981
Other long-term liabilities	168,809	156,577
Stockholders’ equity	1,185,762	1,350,589

Total liabilities and stockholders’ equity	$3,534,695	$3,350,211

COMMUNITY HEALTH SYSTEMS, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities
Net Income	$111,204	$95,838
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	116,776	103,974
Minority interest in earnings	1,088	1,703
Other non-cash expenses, net	5,367	142
Net changes in operating assets and liabilities, net of effects of acquisitions	28,739	(3,301)
Net cash provided by operating activities	263,174	198,356

Cash flows from investing activities
Acquisitions of facilities and other related equipment	(131,815)	(320,233)
Proceeds from sale of facilities	7,850	—
Purchases of property and equipment, net	(124,138)	(100,909)
Increase in other assets	(23,576)	(20,174)
Net cash used in investing activities	(271,679)	(441,316)

Cash flows from financing activities
Proceeds from exercise of stock options	3,951	1,479
Stock repurchase	(290,361)	(14,060)
Deferred financing costs	(4,669)	—
Redemption of minority investments in joint ventures	(2,218)	(336)
Distribution to minority investors in joint ventures	(998)	(1,836)
Borrowing under credit agreement	1,632,911	280,000
Repayments of long-term indebtedness	(1,326,490)	(92,489)
Net cash provided by financing activities	12,126	172,758

Net change in cash and cash equivalents	3,621	(70,202)
Cash and cash equivalents at beginning of period	16,331	132,844
Cash and cash equivalents at end of period	$19,952	$62,642

- END -